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                                            Exhibit 5-1






February 27, 1995



To:  Persons Purchasing Shares of $1.00 Par Value Frontier
     Corporation Common Stock in Primary Transactions from
     Frontier Corporation Pursuant to a Certain Registration
     Statement on Form S-3 dated February 27, 1995.


I am the Corporate Counsel of Frontier Corporation, the registrant pursuant to the above-referenced registration statement. In my opinion, the shares of Common Stock are, and when sold as described in such registration statement will be, legally issued, fully paid and non-assessable shares of Common Stock, par value $1.00, of Frontier Corporation.

I hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-3 of Frontier Corporation referred to above.

Sincerely yours,

/s/Helen A. Zamboni
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Helen A. Zamboni
Corporate Counsel